EXHIBIT 99.1

Media Advisory

Contact: Martin Murray, 603-634-2228, martin.murray@nu.com

    Mike Skelton, 603-634-3270, michael.skelton@nu.com

Attention News Editors:

Northern Pass to Announce Improved North Country Route

What:

The Northern Pass project, a proposed transmission line carrying low-cost renewable hydroelectric power to New Hampshire and New England, will announce a new, improved route through northern New Hampshire. The new proposal was developed in response to concerns about potential visual impacts and property rights.

When:

11 a.m. Thursday June 27, 2013

Where:

PSNH Transmission Construction, Test & Maintenance Facility

13 Legends Drive Hooksett, NH

Who:

Gary Long, President & COO, Public Service of New Hampshire, key New Hampshire business and labor leaders, Northern Pass Communications and Project Team Staff, and media.

Credentialed members of the media interested in attending are required to RSVP to Mike Skelton at michael.skelton@nu.com.